Exhibit 99.5

Environmental Elements Corporation EEC	For Immediate Release Contact: Lawrence Rychlak President & CFO 410-368-7007 news release

3700 Koppers Street, Baltimore, Maryland 21227             TEL 410-368-7000             FAX 410-368-6721             WEB www.eec1.com

Environmental Elements Corporation Releases Second Quarter Earnings

BALTIMORE, MD (11/14/2003) — Environmental Elements Corporation (Amex: EEC) today reported a net loss of $771,000 ($.11 per share) on sales of $6.7 million for its second fiscal quarter ended September 30, 2003, compared to net income of $47,000 or $.01 per share on sales of $9.3 million for the same period last year. For the six months ended September 30, 2003, the Company reported a net loss of $1,044,000 ($.14 per share loss) on sales of $17.2 million, compared with a net loss of $347,000 ($.05 per share) on sales of $23.6 million during the same period last fiscal year.

“The summer is a slow period for the Company as our customers are in peak production and therefore unable to shut down their facilities for either new systems installations or the maintenance and service of their existing air pollution control equipment,” said interim President and Chief Financial Officer Lawrence Rychlak. “In spite of this expected revenue slowdown, our results for the second quarter were slightly better than we forecasted due to the successful completion of several projects and the resolution of a patent dispute. Our future outlook is much better as our initiatives to reduce our overall spending have been completed and are evident in our results. In addition, the debt restructuring discussions with our bank continue and we expect to have a resolution during our third fiscal quarter.”

Environmental Elements Corporation is a solutions-oriented, global provider of innovative technology for plant services, air pollution control equipment and complementary products. The Company serves a broad range of customers in the power generation, pulp and paper, waste-to-energy, rock products, metals and petrochemical industries.

Certain of the statements included in this news release are forward-looking statements. These statements involve risks and uncertainties that could cause the actual results to differ from those expressed in or implied by such statements. These factors include the loss of bookings, increased competition, changes in environmental regulations, and other factors. Information on factors that could affect the Company’s financial results is set forth in the Company’s filings with the Securities and Exchange Commission, including reports filed on Form 10-K. Financial Information follows.

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Environmental Elements Corporation

Summary Consolidated Financial Data

(Unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,

In thousands, except per-share data	2003	2002	2003	2002

Sales	$6,706	$9,263	$17,213	$23,577
Cost of sales	6,477	7,875	16,097	21,056

Gross profit	229	1,388	1,116	2,521

Selling, general and administrative expenses	918	1,277	1,867	2,660

Operating income (loss)	(689)	111	(751)	(139)

Interest and other expense	(82)	(64)	(293)	(208)

Income (loss) before income taxes	(771)	47	(1,044)	(347)

Provision for income taxes	—	—	—	—

Net income (loss)	$(771)	$47	$(1,044)	$(347)

Earnings (loss) per share:
Basic	$(0.11)	$0.01	$(0.14)	$(0.05)

Diluted	$(0.11)	$0.01	$(0.14)	$(0.05)

Weighted average common shares outstanding:
Basic	7,282	7,244	7,282	7,243

Diluted	7,282	7,254	7,282	7,243

Backlog, end of period	$7,100	$19,100